Exhibit 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of September 29, 2017, by and among ATRM Holdings, Inc., a Minnesota corporation (the “Company”), Lone Star Value Investors, LP, a Delaware limited partnership (“LSVI”), and Lone Star Value Co-Invest I, LP, a Delaware limited partnership (“LSV Co-Invest I”, and together with LSVI, the “Holders”).

RECITALS

WHEREAS, the Company has issued to the Holders unsecured promissory notes with such principal amounts and accrued and unpaid interest outstanding as set forth on Exhibit A (collectively, the “Notes”);

WHEREAS, the Company and each Holder have agreed, subject to and on the terms and conditions set forth in this Agreement, that the Holder shall exchange the Notes for shares of a new class of Series B Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company as set forth on Exhibit A (the “Shares”); and

WHEREAS, the Company has filed a Statement of Designation with respect to the Preferred Stock as attached hereto as Exhibit B (the “Statement of Designation”) with the Secretary of State of the State of Minnesota.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I - EXCHANGE OF SECURITIES

Section 1.01. Authorization of Issue. Prior to the Closing (as defined below), the Company shall have duly authorized the delivery to the Holders of the Shares.

Section 1.02. Exchange of the Notes. Subject to the terms and conditions set forth in this Agreement, each Holder hereby agrees to exchange at the Closing (the “Exchange”) its Notes for such number of Shares as set forth on Exhibit A. The Notes exchanged pursuant to this Agreement shall be cancelled.

Section 1.03. Registration. Pursuant to the terms of that certain Registration Rights Agreement, dated as of September 29, 2017, by and among the Company and the Holders (the “RRA”), the Shares issued to each Holder pursuant to the Exchange constitute Registrable Securities (as defined in the RRA) that are subject to the terms of the RRA.

Section 1.04. Outstanding Debt Agreement Acknowledgements. Each of the Company and each Holder hereby acknowledges and agrees that the Company is party to certain Loan and Security Agreements (the “Credit Agreements”) with Gerber Finance Inc. (“Gerber Finance”), pursuant to which the Company is prohibited from paying or becoming obligated to pay dividends, with certain limited exceptions, and is limited as to the incurrence of any liability or distribution of cash or other property in respect of the Company’s equity securities, subject to certain exceptions set forth in the Credit Agreements, including the Fifth Agreement of Amendment to Loan and Security Agreement (KBS) and Third Agreement of Amendment to Loan and Security Agreement (EBGL Acquisition), each dated as of the date hereof, which permit the parties’ entry into this Agreement and the transactions contemplated thereby.

ARTICLE II - CLOSING DATE; DELIVERY

Section 2.01. Closing and Location. The closing of the Exchange (the “Closing”) shall take place on September 29, 2017, or on such other date as shall be mutually agreed to by the Company and the Holders (the “Closing Date”), at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York, or such other place as shall be mutually agreed to by the Company and the Holders.

Section 2.02. Issuance. At the Closing, the Company shall instruct its transfer agent to issue the Shares to the respective Holders on the books and records of the Company and the Notes shall be cancelled.

Section 2.03. Consummation of Closing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.

Section 2.04. No Further Ownership Rights in the Notes. From and after the Closing, each Holder shall cease to have any rights with respect to its Notes exchanged pursuant to this Agreement, including any payments of outstanding principal and accrued and unpaid interest, except as otherwise provided herein or by applicable law.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. The Company represents and warrants to each Holder that the following statements are true, correct and complete as of the date hereof:

(a) Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and in the places where such properties are now owned, operated and leased or such business is now being conducted.

(b) Authorization. The Company has the necessary corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations, hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by the Board of Directors of the Company. This Agreement is the legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

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(c) No Violation or Breach. Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, (i) will violate or cause a default under any judgment, order, writ or decree of any court or governmental authority applicable to the Company, (ii) breach or conflict with the provisions of the constituent documents of the Company, or (iii) violate, conflict with or breach any agreement, arrangement, document or instrument to which the Company is a party or by which it is bound.

(d) Approvals and Consents. The Company is not required to perform any act or obtain any consent, authorization, approval or order of, or make any filing or registration with, any court or governmental agency, or quasi-governmental agency commission, board, bureau, or instrumentality in order for it to execute, deliver or perform any of its obligations under this Agreement or to complete the Exchange in accordance with the terms hereof.

(e) Brokers and Finders. The Company nor its officers, directors, managers or employees has employed any broker, finder, investment banker, financial advisor or similar professional or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(f) SEC Reporting and Compliance. None of the Company’s registration statements, proxy statements, information statements and reports filed with the Securities and Exchange Commission (“SEC”) since January 1, 2016, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(g) Shares Duly Issued. The Shares to be issued to each Holder in accordance with the terms hereof shall be, when issued, duly and validly issued, fully paid and nonassessable.

(h) Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Amended and Restated Articles of Incorporation or Bylaws, each as amended to date, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a material adverse effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (A) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (B) an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

Section 3.02. Representations and Warranties of the Holders. Each Holder, severally and not jointly, represents and warrants to the Company that the following statements are true, correct and complete as of the date hereof:

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(a) Organization. The Holder is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as and in the places where such properties are now owned, operated and leased or such business is now being conducted.

(b) Authorization. The Holder has the necessary power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations, hereunder. The execution and delivery of this Agreement and the performance by the Holder of its obligations hereunder have been duly authorized by all necessary action on its part. This Agreement is the legally valid and binding obligation of the Holder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c) No Violation or Breach. Neither the execution and delivery of this Agreement, nor the consummation by the Holder of the transactions contemplated hereby, (i) will violate or cause a default under any judgment, order, writ or decree of any court or governmental authority applicable to the Holder, (ii) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document) or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, but for that required under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the “Securities Act”), and other SEC and Financial Industry Regulatory Authority monitored regulations.

(e) Ownership of the Note. The Holder is the beneficial owner of its Notes, free and clear of all liens (other than obligations pursuant to this Agreement).

(f) Purchase Entirely for Own Account. The Holder is acquiring the Shares for its own account, for investment purposes and not with a view to the distribution thereof, except in compliance with the Securities Act. The Holder understands that the Shares issued to it may not be resold except pursuant to an effective registration statement filed under the Securities Act or pursuant to an exemption from registration thereunder.

(g) Investment Experience. The Holder has such knowledge and experience in financial and business affairs that the Holder is capable of evaluating the merits and risks of an investment in the Shares. The Holder is either a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as defined in Regulation D under the Securities Act, and was not organized for the purpose of acquiring the Shares. The Holder has previously invested in securities similar to the Shares. In making its decision to invest in the Shares, the Holder has relied upon independent investigations made by the Holder and, to the extent believed by the Holder to be appropriate, the Holder’s representatives, including the Holder’s own professional, tax and other advisors. The Holder and its representatives have been given the opportunity to examine documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of its investment in the Shares. The Holder is able to bear the economic risk of its investment in the Shares and is presently able to afford the complete loss of such investment. The Holder acknowledges that the Company is relying on the truth and accuracy of the foregoing representations and warranties in the offering of the Shares to the Holder without first having registered the Shares under the Securities Act.

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(h) Restricted Securities. It has been advised by the Company that (i) the offer and sale of the Shares have not been registered under the Securities Act; (ii) the offer and sale of the Shares are intended to be exempt from registration under the Securities Act pursuant to either Rule 144A or Regulation D under the Securities Act; and (iii) there is no established market for the Shares, and it is not anticipated that there will be any active public market for the Shares in the foreseeable future. The Holder is familiar with Rule 144 promulgated by the SEC under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

ARTICLE IV - CONDITIONS TO CLOSING

Section 4.01. Holder’s Conditions to Closing. The obligations of each Holder to complete the Exchange shall be subject to the following conditions: (a) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing as though made on and as of the Closing Date, (b) the Company shall have performed all of its obligations and covenants under this Agreement, (c) no decision, order or similar ruling shall have been issued (and remain in effect) restraining or enjoining the transactions contemplated by this Agreement; and (d) from the date hereof to the date of Closing, there shall not have occurred any change, event, occurrence, fact condition, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect upon the business, assets, operations, properties, financial position, results of operations, prospects or liabilities of the Company or any adverse effect upon the consummation of this Agreement or any of the transactions contemplated hereby.

Section 4.02. Company’s Conditions to Closing. The Company’s obligations to complete the Exchange with respect to each Holder shall be subject to the following conditions: (a) the representations and warranties of the Holder contained in this Agreement shall be true and correct as of the Closing as though made on and as of the Closing Date, (b) the Holder having delivered its original Notes to the Company for cancellation, (c) the Holder shall have performed all of its obligations and covenants under this Agreement, (d) no decision, order or similar ruling shall have been issued (and remain in effect) restraining or enjoining the transactions contemplated by this Agreement; and (e) from the date hereof to the date of Closing, there shall not have occurred any change, event, occurrence, fact condition, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect upon the business, assets, operations, properties, financial position, results of operations, prospects or liabilities of the Company or any adverse effect upon the consummation of this Agreement or any of the transactions contemplated hereby.

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ARTICLE V - INDEMNIFICATION

Section 5.01. Indemnification by the Holders. Each Holder agrees to indemnify and hold the Company Indemnified Persons (as defined below) harmless from any and all Losses (as defined below) (including taxes) that the Company Indemnified Persons may incur due to:

(a) any significant inaccuracy or breach of any of the representations and warranties given by the Holder herein; or

(b) the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of the Holder contained herein.

Section 5.02. Indemnification by the Company. The Company agrees to indemnify and hold the Holder Indemnified Persons harmless from any and all Losses (including Taxes) that the Holder Indemnified Person may incur due to:

(a) any significant inaccuracy or breach of any of the representations and warranties of the Company contained herein; or

(b) the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of the Company contained herein.

Section 5.03. Survival of Indemnification. The representations and warranties of the parties contained in this Agreement and the rights to indemnification under this Agreement with respect thereto will survive the Closing Date for a period of eighteen (18) months after the Closing Date.

Section 5.04. Third Party Claims.

(a) A party entitled to indemnification hereunder (an “Indemnified Party”) shall notify promptly the indemnifying party (the “Indemnifying Party”) in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Agreement; provided, however, that the failure of any Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent the Indemnifying Party is actually materially prejudiced thereby. In case any claim, action or proceeding is brought against an Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and to assume the defense thereof, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) calendar days after receiving notice from such Indemnified Party that the Indemnified Party believes it has failed to do so, or (ii) if such Indemnified Party who is a defendant in any claim or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party, or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction), and the Indemnifying Party shall be liable for any expenses therefor.

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(b) No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party and (iii) does not include any injunctive or other non-monetary relief to the detriment of the Indemnified Party.

Section 5.05. Notwithstanding anything herein to the contrary, no reimbursement for Losses asserted against Indemnifying Party under this Agreement shall be required unless and until the cumulative aggregate amount of such Losses equals or exceeds $25,000, and then from the first dollar of such Losses, as determined up to a maximum of such amount that is equal to the aggregate Stated Value of the Shares.

Section 5.06. For purposes of this Section 5, “Company Indemnified Persons” means the Company, its affiliates and their respective stockholders, partners, members, managers, directors, officers, employees, agents, affiliates, representatives and consultants and each of their respective heirs, executors, owners, successors and assigns.

Section 5.07. For purposes of this Section 5, “Holder Indemnified Persons” means each Holder, its affiliates and their respective stockholders, partners, members, managers, directors, officers, employees, agents, affiliates, representatives and consultants and each of their respective heirs, executors, owners, successors and assigns.

Section 5.08. For purposes of this Section 5, “Losses” means any and all liabilities, obligations, losses, debts, charges, judgments, fines, penalties, amounts paid in settlement, damages, costs, expenses, claims, fees and expenses (including the expense of investigation and reasonable attorneys’ fees and expenses in connection therewith).

ARTICLE VI - MISCELLANEOUS

Section 6.01. Definitions. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Certificate of Designation.

Section 6.02. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.03. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements with respect thereto.

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Section 6.04. Effectiveness; Amendments. This Agreement shall not become effective and binding on a party hereto unless and until a counterpart signature page to this Agreement has been executed and delivered by such party. Once effective, this Agreement may not be modified, amended or supplemented, nor may any of the conditions to Closing be waived, except in a writing signed by the Company and the Holders.

Section 6.05. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by telecopier or e-mail shall be effective as delivery of a manually executed signature page of this Agreement.

Section 6.07. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 6.08. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. The parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, jury trial and any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 6.09. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party(ies) pursuant to this provision):

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(a)	If to the Company, to:

ATRM Holdings, Inc.

5215 Gershwin Avenue N.

Oakdale, Minnesota 55128

Attention: Daniel M. Koch, President and Chief Executive Officer

with a copy to (which copy shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10022

Facsimile: (212) 451-2222

Attention: Adam W. Finerman, Esq.

(b)	If to the Holders, to:

Lone Star Value Investors, LP

Lone Star Value Co-Invest I, LP

53 Forest Avenue, 1st Floor

Old Greenwich, Connecticut 06870

Facsimile: (203) 990-0727

Attention: Mr. Jeffrey E. Eberwein, Manager

                  and

                  Ms. Hannah Bible, General Counsel

Section 6.10. Specific Performance. Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which such party would not have an adequate remedy at law for money damages, and therefore each party hereto agrees that in the event of any such breach the other party may seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief (without the requirement to post bond or other security) in addition to any other remedy to which such party may be entitled, at law or in equity.

Section 6.11. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.12. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 6.13. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person who or which is not a party hereto.

Section 6.14. Representation by Counsel. Each Holder acknowledges that Olshan Frome Wolosky LLP represents the Company and does not, and did not, represent the Holder in connection with this Agreement and the Exchange. Each of the Company and each Holder acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel shall have no application and is expressly waived.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	ATRM HOLDINGS, INC.

	By:	/s/ Daniel M. Koch
	Name:	Daniel M. Koch
	Title:	President and Chief Executive Officer

HOLDERS:	LONE STAR VALUE INVESTORS, LP
By: Lone Star Value Investors GP, LLC, General Partner

	By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Co-Invest I, LP
By: Lone Star Value Investors GP, LLC, General Partner

By:	/s/ Jeffrey E. Eberwein
Name:	Jeffrey E. Eberwein
Title:	Manager

SIGNATURE PAGE TO EXCHANGE AGREEMENT

Exhibit A

Holder	Issuance Date	Principal Amount Outstanding	Accrued and Unpaid Interest Outstanding	Shares of Series B Preferred Stock
Lone Star Value Investors, LP	April 1, 2014	$4,795,189.27	$145,454.07	49,406
Lone Star Value Co-Invest I, LP	July 21, 2014	$2,984,098.46	$90,517.65	30,746
Lone Star Value Co-Invest I, LP	September 19, 2014	$2,387,278.76	$72,414.12	24,597
Lone Star Value Co-Invest I, LP	October 4, 2016	$2,182,872.89	$66,213.81	22,491
Lone Star Value Co-Invest I, LP	March 31, 2017	$515,166.67	$15,626.72	5,308
			TOTAL	132,548

Exhibit B

Statement of Designation

STATEMENT OF DESIGNATION

OF

10.00% SERIES B CUMULATIVE PREFERRED STOCK

OF

ATRM HOLDINGS, INC.

Pursuant to Section 302A.401 Subd. 3(b) of the

Minnesota Statutes

The undersigned, Daniel M. Koch, does hereby certify that:

1. He is the duly elected and acting President and Chief Executive Officer of ATRM Holdings, a Minnesota corporation (the “Corporation”).

2. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Articles of Incorporation of the Corporation and in accordance with the provisions of Minnesota Statutes Section 302A.401, subd. 3(b), effective September 29, 2017, the Board adopted the following resolution creating a series of preferred stock, par value $0.001 per share (“Preferred Stock”), of the Corporation designated as 10.00% Series B Cumulative Preferred Stock:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”) provide for 200,000 shares of undesignated stock, of which 3,000 shares are presently designated or authorized; and

WHEREAS, the Board is authorized to fix the rights, preferences and restrictions, including without limitation, as to distributions, of any undesignated shares and the number of shares constituting any series and the designation thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, the Board does hereby provide for the issuance of a series of Preferred Stock and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as 10.00% Series B Cumulative Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and the number of shares that shall constitute such series shall be 160,000.

Section 2. Definitions. For purposes of the Series B Preferred Stock and as used in this Statement, the following terms shall have the meanings indicated:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Bylaws” shall mean the Bylaws of the Corporation, as may be amended from time to time.

“Common Stock” shall mean the common stock, $0.001 par value, of the Corporation.

“Dividend Default” shall mean the Corporation’s failure to pay dividends (either in cash or in-kind) on the Series B Preferred Stock in full for any Dividend Period in accordance with Section 3 hereof.

“Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each of January, April, July and October and ending on and including the day preceding the first day of the next succeeding Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series B Preferred Stock, as applicable from time to time pursuant to the terms hereof.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 6 hereof.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 6 hereof.

“Penalty Rate” shall mean 12.00% per annum.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“SEC” shall have the meaning set forth in Section 8 hereof.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 6 hereof.

“Series B Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Stock shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

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“Stated Rate” shall mean 10.00% per annum.

“Statement” shall mean this Statement of Designation of the Series B Preferred Stock.

“Stated Value” shall mean $100.00 (as appropriately adjusted by the Board to reflect any Stock Split with respect to the Common Stock).

“Stock Split” shall mean any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations.

“Transfer Agent” means Computershare, or such other agent or agents of the Corporation as may be designated by the Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock.

“Voting Preferred Shares” shall have the meaning set forth in Section 7 hereof.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 3. Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof, in its sole discretion, out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends per share at a rate per annum equal to the Dividend Rate multiplied by the Stated Value (as of the date hereof equivalent to an annual amount of $10.00 per share); provided, however, if the Corporation at its sole option elects to do so prior to a Dividend Period, for up to four Dividend Periods in any consecutive 36-month period (determined on a rolling basis), dividends for such Dividend Period may be paid in-kind through the issuance of additional shares of Series B Preferred Stock to Holders of Series B Preferred Stock at a rate per annum equal to the Penalty Rate multiplied by the Stated Value; provided, further, that dividends for the Dividend Period ending September 30, 2017 shall be paid in-kind and such Dividend Period shall not be counted towards the four Dividend Periods in any consecutive 36-month period (determined on a rolling basis) for which the Corporation may elect to pay in-kind. Except as otherwise provided in paragraphs (b) and (c) of this Section 3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and accumulate, whether or not earned or declared, on each issued and outstanding share of the Series B Preferred Stock from (and including) the original date of issuance of such share and shall be payable quarterly in arrears on the last calendar day of each Dividend Period, except for dividends for the Dividend Period ending September 30, 2017, which shall be payable at the end of the next Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that (i) Series B Preferred Stock issued during any Dividend Period after the Dividend Record Date for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and provided, further, that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date (if declared) may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series B Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the month in which the applicable Dividend Payment Date occurs, or such other date designated by the Board or an officer of the Corporation duly authorized by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

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(b) Upon the occurrence of four accumulated, accrued and unpaid Dividend Defaults, whether consecutive or non-consecutive, then:

(i) the Dividend Rate shall increase to the Penalty Rate for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series B Preferred Stock in full and has paid accrued dividends for the two most recently completed Dividend Periods in full in a timely manner, at which time the Dividend Rate shall revert to the Stated Rate for cash dividends; and

(ii) until such time as the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the holders of Series B Preferred Stock will have the voting rights and director election rights described in Section 7(a) hereof.

After the Dividend Rate reverts to the Stated Rate pursuant to subparagraph (i) of this paragraph (b), the Dividend Rate shall not again increase to the Penalty Rate for cash dividends and the holders of Series B Preferred Stock shall not again have the voting rights and director election rights described in Section 7(a) hereof until the subsequent occurrence of an additional four accumulated, accrued and unpaid Dividend Defaults, whether consecutive or non-consecutive.

(c) No dividend on the Series B Preferred Stock will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under applicable law; provided, however, notwithstanding anything to the contrary contained herein, a Dividend Default may be deemed to occur and dividends on the Series B Preferred Stock shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board. Accrued and unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

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(d) Except as provided in the next sentence, if any Series B Preferred Stock is outstanding, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends on the Series B Preferred Stock are contemporaneously declared and paid, or declared and a sum of cash sufficient for the payment thereof set apart for such payment, for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Stock in accordance with this Section 3. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B Preferred Stock and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series B Preferred Stock and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series B Preferred Stock and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears, whether at the Stated Rate or at the Penalty Rate.

(e) Except as provided in paragraph (d) of this Section 3, unless all accumulated accrued and unpaid dividends on the Series B Preferred Stock are contemporaneously declared and paid, or declared and a sum of cash sufficient for the payment thereof set apart for such payment, for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Stock in accordance with this Section 3, no dividends (other than in Common Stock or Junior Shares ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) may be declared or paid or set apart for payment upon the Common Stock or any Junior Shares or Parity Shares, nor shall any Common Stock or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(f) Holders of Series B Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series B Preferred Stock as described in this Section 3. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4. Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series B Preferred Stock shall be entitled to receive an amount of cash per share of the Series B Preferred Stock equal to the Stated Value plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

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(b) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

Section 5. Status of Acquired Shares. All shares of Series B Preferred Stock issued and purchased or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 6. Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a) prior to the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Stock (“Senior Shares”);

(b) on a parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

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(c) junior to the Series B Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Stock or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Stock have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

Section 7. Voting Rights; Director Election Rights.

(a) The Series B Preferred Stock shall have no voting rights, except as set forth in this Section 7. In the circumstances identified in paragraph (b) of Section 3 hereof, the number of directors then constituting the Board shall increase by at least two, if not already increased by reason of similar types of provisions with respect to Parity Shares which are entitled to similar voting rights, and the holders of Series B Preferred Stock, together with the holders of shares of every other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), voting together as a single class regardless of series, shall be entitled to elect two directors. Such directors shall be elected at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Stock and the Voting Preferred Shares called as provided in paragraph (b) of this Section 7; in each instance in accordance with the Bylaws. Such voting rights shall continue unless and until terminated as provided in paragraph (b) of Section 3 hereof, whereupon the terms of all persons elected as directors to the Board by the holders of the Series B Preferred Stock and the Voting Preferred Shares shall terminate effective immediately and the number of directors constituting the Board shall decrease accordingly.

(b) At any time after the voting power conferred in paragraph (a) of this Section 7 shall have been so vested in the holders of Series B Preferred Stock and the Voting Preferred Shares, the Secretary of the Corporation may, and upon the written request of any holder of Series B Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series B Preferred Stock and of the Voting Preferred Shares for the election of the two directors to be elected by them to the Board as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 60 days after receipt of any such request, then any holder of Series B Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation for the Series B Preferred Stock and Voting Preferred Shares. The directors elected at any such special meeting shall hold office until the next annual meeting of shareholders or special meeting held in lieu thereof if such term shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by holders of Series B Preferred Stock and holders of the Voting Preferred Shares, a successor shall be elected by the Board, upon the nomination of the then-remaining director elected by holders of Series B Preferred Stock and holders of the Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of shareholders or special meeting held in place thereof if such term shall not have previously terminated as above provided.

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(c) So long as any shares of Series B Preferred Stock are outstanding, the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock and the Voting Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or this Statement that materially and adversely affects the rights, preferences or voting power of the Series B Preferred Stock or the Voting Preferred Shares; provided, however, that (A) the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, the Series B Preferred Stock or any Parity Shares shall be deemed to materially and adversely affect the rights, preferences or voting power of the Series B Preferred Stock or the Voting Preferred Shares and (B) the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of any Junior Shares shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Series B Preferred Stock or the Voting Preferred Shares;

(ii) A statutory share exchange that affects the Series B Preferred Stock, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each share of Series B Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms, voting powers, preferences and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of Series B Preferred Stock (except for changes that do not materially and adversely affect the Series B Preferred Stock);

(iii) The authorization, reclassification or creation of, or the increase in the authorized amount of, any Senior Shares, other Parity Shares or any security convertible into or exchangeable for Senior Shares or other Parity Shares; or

(iv) an increase to the size of the Board above five (5) directors other than as set forth herein.

For purposes of this Section 7, each share of Series B Preferred Stock shall have one vote per share, except that when any other series of Voting Preferred Shares shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other series shall have with respect to such matters such number of votes equal to the stated liquidation preference thereof divided by the Stated Value. Except as set forth herein, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

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No amendment to these terms of the Series B Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Voting Preferred Shares.

Section 8. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation shall (a) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Corporation shall mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 9. Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 10. Sinking Fund. The Series B Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused this Statement of Designation to be duly executed and acknowledged by the undersigned officer of the Corporation as of this 29th day of September, 2017.

ATRM HOLDINGS, INC.

By:	/s/ Daniel M. Koch
Name:	Daniel M. Koch
Title:	President and Chief Executive Officer

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